NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Megan Meloni StemCells, Inc. (650) 475-3100, ext. 105

STEMCELLS, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

PALO ALTO, Calif., November 5, 2009 – StemCells, Inc. (NASDAQ: STEM) today reported financial results for the third quarter ended September 30, 2009.

Net loss for the third quarter of 2009 was $5,145,000, or $0.05 per share, compared with a net loss of $5,744,000, or $0.07 per share, in the third quarter of 2008.

Total revenue for the third quarter of 2009 was $253,000, compared to $12,000 for the third quarter of 2008. This revenue growth was primarily driven by the consolidation of the Stem Cell Sciences (SCS) operations, which were acquired in April 2009.

Total operating expenses for the third quarter of 2009 were $7,095,000, compared to $5,857,000 for the third quarter of 2008. Approximately $749,000, or 61%, of this increase was due to the consolidation of the SCS operations. Excluding costs associated with the SCS operations, total operating expenses were 8% higher than the same period in 2008, reflecting expanded operations to support manufacturing, research and clinical development.

Other income in the third quarter of 2009 was $1,838,000, compared to $101,000 in the third quarter of 2008, and included a $1,830,000 decrease in the Company’s warrant liability.

For the first nine months of 2009, cash used in operations totaled $18,491,000. This total, which includes the consolidation of the acquired SCS operations since April 1, 2009, was 8% higher than the same period in 2008. Cash, cash equivalents and marketable debt securities totaled $33,206,000 at September 30, 2009. In the third quarter of 2009, the Company raised $2,800,000 in gross proceeds through the sale of 1,555,000 shares of common stock. On November 2, 2009, the Company raised $12,500,000 in gross proceeds through the sale of 10,000,000 shares of common stock and warrants to purchase four million shares of common stock at an exercise price of $1.50 per share. On a pro forma basis, including the sale of these shares and warrants, and net of placement agency fees and offering expenses, the Company’s cash, cash equivalents and marketable debt securities at September 30, 2009 would be $45,106,000.

Significant recent events include:

•	In September 2009, StemCells announced the publication of preclinical data demonstrating the therapeutic potential of its HuCNS-SC® product candidate (purified human neural stem cells) in neuronal ceroid lipofuscinosis (NCL), often referred to as Batten disease, a fatal neurodegenerative disorder in children. The Company’s neural stem cells, when transplanted in a mouse model of infantile NCL, were shown to engraft, migrate throughout the brain and continuously secrete the

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missing lysosomal enzyme characteristic of NCL. Moreover, mice that received the transplanted cells showed statistically significant reduction in cellular waste build-up, protection of critical host neurons and delayed loss of motor function compared with the control (non-transplanted) group. This data was published in the peer-reviewed journal Cell Stem Cell. The Company completed a Phase I clinical trial in NCL in January 2009, which demonstrated a favorable safety profile of the HuCNS-SC cells and the transplantation procedure.

•	In September 2009, StemCells announced plans to initiate a Phase I trial of its HuCNS-SC cells in patients with Pelizaeus-Merzbacher Disease (PMD), a fatal myelination disorder that primarily affects infants and young children. This trial will be the first ever clinical trial of neural stem cells in a myelination disorder, and will be the Company’s second clinical trial of its HuCNS-SC cells. The trial will be conducted at the University of California, San Francisco (UCSF) Children’s Hospital.

•	In September 2009, StemCells announced organizational initiatives focused on growing its SC Proven cell culture products business and advancing the development and commercialization of its cell-based assay platforms for use in drug screening and drug development. These initiatives included new personnel appointments and a realignment of activities within the Company’s Cambridge, UK and Palo Alto, California locations to more effectively leverage the Company’s cell-based technology platforms and expertise. StemCells also announced that it had completed the wind-down of its operations in Melbourne, Australia.

•	In October 2009, StemCells announced new preclinical data showing that its human neural stem cells protect cone photoreceptors (cones) from progressive degeneration and preserve visual function long term. Cones are light sensing cells that are highly concentrated within the macula of the human eye, and the ability to protect these cells suggests a promising approach to treating age-related macular degeneration (AMD), the leading cause of vision loss and blindness in people over the age of 55. These important findings were presented at the Society for Neuroscience 2009 Annual Meeting.

“This is our second quarter consolidating the SCS operations, and some of the benefits of the combination are beginning to materialize,” said Martin McGlynn, president and CEO of StemCells, Inc. “Product sales from our SC Proven cell culture business are growing rapidly and we anticipate our first post-acquisition new cell culture media product launch early next year. We have also realigned resources to accelerate the development of cell-based drug discovery and drug development tools for the pharmaceutical industry, and reaffirmed our participation in NEUROscreen, a European Union-funded research consortium that seeks to advance the use of cell-based technologies to screen potential drug candidates for neurological disorders.

“We also continue to make progress in our therapeutic product development programs. We anticipate initiating our PMD trial at UCSF by year-end, and are excited about our HuCNS-SC product entering the clinic in a second indication. Additionally, we will meet with the FDA this month to discuss the results of our Phase I NCL trial and the potential pathway for this indication, and, based on the promising results reported this past quarter, we are pushing ahead with preclinical development for AMD and other retinal disorders.”

About StemCells, Inc.

StemCells, Inc. is focused on the development and commercialization of cell-based technologies. In its cellular medicine programs, StemCells is targeting diseases of the central nervous system and liver. StemCells’ lead product candidate, HuCNS-SC® cells (purified human neural stem cells), is in clinical development for the treatment of two fatal neurodegenerative disorders that primarily affect young children. StemCells also markets specialty cell culture media products under the brand SC Proven®, and is developing its cell-based technologies for use in drug screening and drug development. The Company has exclusive rights to approximately 55 issued or allowed U.S. patents and approximately 200 granted or allowed non-U.S. patents. Further information about StemCells is available at www.stemcellsinc.com.

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Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the prospect and timing associated with launching a new SC Proven product; the Company’s ability to accelerate its development of drug discovery and drug development tools; the prospect and timing associated with initiating the Company’s PMD trial; the prospect for continued clinical development of its HuCNS-SC cells in NCL; the Company’s plans to continue preclinical studies of its HuCNS-SC cells in retinal disorders; and the prospect and timing associated with the Company’s pursuit of an Investigational New Drug application with the FDA in retinal disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of drug screening and drug development tools; uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of NCL or any other disease; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in NCL, PMD or in future clinical trials of proposed therapies for other diseases or conditions despite the novel and unproven nature of the Company’s technologies; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in NCL, PMD or in proposed therapies for other diseases or conditions; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

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StemCells, Inc.
Unaudited Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue:
Revenue from licensing agreements and grants	$99	$12	$300	$60

Revenue from product sales	154	—	275	—

Total revenue	253	12	575	60

Cost of product sales	(141)	—	201	—

Gross profit	112	12	374	60

Operating expenses:
Research and development	4,989	4,172	14,279	13,087
Selling, general and administrative	2,112	1,631	6,853	6,232
Wind-down expenses	(6)	54	539	381

Total operating expenses	7,095	5,857	21,671	19,700

Loss from operations	(6,983)	(5,845)	(21,297)	(19,640)

Other income (expense):
Realized gain on sale of marketable securities	—	—	398	—
Change in fair value of warrant liability	1,830	—	(822)	—
Interest income (expense), net	(22)	112	(29)	654
Other income (expense), net	30	(11)	(42)	(18)

Total other income (expense), net	1,838	101	(495)	636

Net loss	$(5,145)	$5,744)	$(21,792)	$(19,004)

Basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.21)	$(0.24)

Shares used to compute basic and diluted

loss per share	108,257,345	80,961,150	103,071,957	80,827,141

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2009	December 31, 2008 (a)

	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$28,226	$30,043
Marketable securities	5,176	4,182
Other current assets	767	1,107

Total current assets	34,169	35,332

Property, plant and equipment, net	3,013	3,173
Goodwill and other intangible assets, net	5,385	646
Other assets, non-current	2,358	2,079

Total assets	$44,925	$41,230

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	5,661	5,318
Fair value of warrant liability	9,262	8,440
Other non-current liabilities	4,782	5,663
Stockholders’ equity	25,220	21,809
Total liabilities and stockholders’ equity	$44,925	$41,230

(a)	Derived from audited financial statements included in StemCells’ annual report on form 10-K filed with the SEC.

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